Exhibit 10.6
VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

July 14, 2022
Mr. Andreas Randebrock
Re: Second Amendment to Employment Agreement
Dear Andreas:
Reference is made to that certain employment agreement entered into on May 20, 2020, as amended on February 23, 2021 (collectively, the “Employment Agreement”).  Effective on January 1, 2023 and subject to your continued employment with Vishay Intertechnology, Inc. (or a subsidiary thereof) through that date, the Employment Agreement is hereby amended as described below.
1. Section 1.8(a)(iii) of the Employment Agreement is amended by the replacement of the word “kilometers” with the word “miles.”
2. Section 1.8(b) of the Employment Agreement is deleted in its entirety.
3. Section 4 of the Employment Agreement is replaced in its entirety with the following:
4.1 Base Salary.  Vishay Electronic shall pay Executive a base salary of not less than €345,000 per year (as adjusted from time to time, the "Base Salary").  Such Base Salary will be reviewed annually by the Compensation Committee and will be paid in accordance with Vishay Electronic's standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.
4.2 Bonus.  For each fiscal year ending both during the Term and prior to the time that notice of termination is given by either party, Executive shall be eligible to earn an annual performance bonus (“Bonus”) payable in cash, with a target opportunity equal to 100% of his Base Salary.  The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee and shall be based upon the achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its reasonable discretion.
4.3 Annual Equity Grant.
(a) On or about each January 1st occurring both during the Term and prior to the time that notice of termination is given by either party, Executive will be eligible to receive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof).
(i) With respect to the 2023 calendar year: (A) the stated value of Executive’s annual equity award will be at least €210,000 (provided Executive then remains in service and notice of termination has not been given by either party), and (B) the 2023 equity award will be comprised of an equal number of restricted stock units (RSUs) and performance-based restricted stock units (PRSUs); and (C) except as otherwise specified herein, all other terms of the 2023 equity award will be determined by the Compensation Committee, in its discretion. The stated value of the 2023 equity award will be converted into an aggregate number of units by dividing such value by the closing price of Vishay common stock on the New York Stock Exchange on the trading date immediately preceding the grant date.  The resulting aggregate number of units will then be divided evenly between RSUs and PRSUs.
(ii) With respect to calendar years after 2023, the size of Executive’s annual equity award and, except as otherwise specified herein, all other terms of each year’s equity award, will be determined by the Compensation Committee in its discretion.
(b) With respect to any annual equity awards granted to Executive by Vishay prior to the 2023 calendar year, if Executive’s service ceases due to (i) termination by Vishay Electronic without Cause, (ii) resignation by Executive with Good Reason (or for any reason after Executive attains age 62, unless Cause then exists), or (iii) his death or Disability, then subject in each case (other than death) to Executive’s execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2, any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.

(c) With respect to any annual equity awards granted to Executive by Vishay or its successor after the 2022 calendar year, if Executive’s service ceases due to (i) resignation by Executive for any reason after Executive attains age 62 (unless Cause then exists), or (ii) Executive’s death or Disability, (iii) termination by Vishay Electronic without Cause upon or within one year following a Change in Control, or (iv) resignation by Executive with Good Reason upon or within one year following a Change in Control, then subject in each case (other than death) to Executive’s execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2, any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.
(d) Upon a Change in Control, to the extent Executive’s then outstanding equity awards granted pursuant to this Section 4.3 are not assumed or continued by the surviving company, such awards will then vest (with any performance-based vesting criteria deemed satisfied at the target level or, if greater, at the level of actual performance achieved through the date of such Change in Control).
This letter agreement shall constitute an amendment to the Employment Agreement, and except as otherwise set forth herein, all other terms and conditions of the Employment Agreement remain unchanged.
This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement. The counterparts of this letter agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the parties and the receiving parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.
[Remainder of page left intentionally blank.]

To confirm your agreement with the foregoing, please countersign this letter agreement in the space below provided.
VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Michael S. O'Sullivan
Name: Michael S. O'Sullivan Title: Sr. Vice President and Corporate General Counsel

VISHAY ELECTRONIC GMBH
By:	/s/ Torsten Muellner
Name: Torsten Muellner Title: Managing Director

By:	/s/ Martina Winterwerber
Name: Martina Winterwerber
Title: Managing Director
Accepted and agreed:

/s/ Andreas Randebrock________
ANDREAS RANDEBROCK
DATE: July 14, 2022